EXHIBIT 23.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Sonesta International Hotels Corporation

Our audit of the consolidated financial statements referred to in our report dated March 24, 2011, incorporated by reference in this Annual Report on Form 10-K, also included the financial statement schedule of Sonesta International Hotels Corporation, listed in Item 15(a) of this Form 10-K for the year ended December 31, 2010. This schedule is the responsibility of Sonesta International Hotels Corporation's management.  Our responsibility is to express an opinion based on our audit of the consolidated financial statements.

In our opinion, the financial statement schedule, referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ McGladrey & Pullen, LLP

Boston, MA
March 24, 2011